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                                                                   Exhibit 10.54

                       RESEARCH DEVELOPMENT AND TECHNICAL
                              CONSULTING CONTRACT

This Agreement is made effective September 1, 2000, by and between Anthony Welch, an individual with his principal place of business at 6554 S. Olympus, Evergreen, CO 80439, ("Consultant"), and IPVoice.com, Inc., a Nevada corporation with its principal place of business in Scottsdale, AZ ("Consultant").

WHEREAS, IPVC desires to obtain research development, programming and technical consulting and support on (Multicom management) consulting services from Consultant;

WHEREAS, Consultant has a background in the development of MultiCom software and is willing to provide such services to IPVC;

THEREFORE, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Consultant will provide programming, training, development and technical consulting services to IPVC.

2. PERFORMANCE OF SERVICES. IPVC shall provide overall direction to Consultant, and Consultant shall determine the manner in which the services are to be performed and the specific hours to be worked by Consultant. IPVC will rely on Consultant to work as many hours as are reasonably necessary to fulfill Consultant's obligations under this agreement. Consultant may employ, at his discretion and with the prior approval of IPVC, professional and other services as are reasonably necessary to fulfill his obligation under this agreement, and no reimbursement for such expenses will be made by IPVoice.

3. PAYMENT. IPVC shall pay consultant $7,500 per month paid the first and 15th of every month. Consultant is required to present an invoice for services. IPVoice may, at its discretion, extend the consultant performance bonuses, payable in IPVC stock. The board of Directors must approve all stock transactions.

4. EXPENSE REIMBURSEMENT. IPVC shall be responsible for pre-approved necessary expenses relating to the services, which could include professional and other fees, so long as IPVC has approved the fee/expense in writing prior to the fee/expenses being incurred. All expenses must be submitted in writing with original receipt.

5. SUPPORT SERVICES. IPVC shall provide support services to Consultant adequate to permit Consultant to fulfill his obligations under this agreement, including access to IPVC facilities, officers, employees and pertinent company records.
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6. TERM/TERMINATION.  Services will be provided at the direction of IPVC for an indefinite term. Either Party, on thirty days notice to the other, may terminate this agreement at any time.

7. RELATIONSHIP OF PARTIES. The parties agree that Consultant is an independent contractor and not an employee with respect to IPVC, and that IPVC has no obligations resulting from this agreement as would arise if consultant were an employee of IPVC.

8. DISCLOSURE. Consultant shall disclose any conflict that would impair his ability to provide the services.

9. EMPLOYEES. The provisions of this agreement shall bind Consultant's employees who perform services under this agreement. If requested, Consultant will provide evidence that such persons are Consultant's employees.

10. INJURIES. Consultant acknowledges its obligation to provide insurance coverage for himself and his employees and that IPVC does not provide workers' compensation coverage for Consultant or his employees.

11. LIABILITY. Consultant and his employees and agents shall not be liable to IPVC or to any person or entity who claims any right through IPVC or due to any relationship with IPVC for any acts or omissions in the provision of services under this agreement, except those that are determined by a fact finder to have resulted from gross negligence or willful misconduct. In addition, IPVC agrees to indemnify and hold harmless Consultant, his employees and agents from all claims, losses, expenses, and fees, including attorney fees and cost that ever may arise from such acts or omissions. Damages shall be limited to actual economic loss and shall not exceed the amount of consulting fees actually paid to Consultant under this agreement.

12. ASSIGNMENT. Consultant's obligations under this agreement may not be assigned without IPVC's prior written consent.

13. CONFIDENTIALITY. Any information received by Consultant while providing services under this agreement concerning the affairs of IPVC that is not otherwise public will be treated by Consultant in full confidence and will not be revealed to any other person. Upon request, Consultant will return all documents in his possession that contain such information.
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14. NOTICES. All notices under this agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the normal mail, postage prepaid, addressed as follows:

     Barbara S. Will, President and Chief Operating Officer
     IPVoice.com, Inc.
     7585 East Redfield Road, Suite 202
     Scottsdale, AZ 85260

     And

     Anthony Welch
     6554 S. Olympus
     Evergreen, CO 80439

15. ENTIRE AGREEMENT. This agreement contains the entire agreement of the parties.

16. AMENDMENT. This agreement may be amended only if in writing and signed by both parties.

17. SEVERABILITY. If any provision of this agreement is held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable, and if the provision can be limited so as to become valid and enforceable, it shall be deemed to be so limited.

18. NO WAIVER ON CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party's right subsequently to enforce that or any other provision of this agreement.

19. APPLICABLE LAW, ARBITRATION AND LIMITATIONS. Arizona law shall govern this agreement. The parties to any claim or dispute relating to this agreement or the services provided hereunder shall resolve the dispute first by negotiating the matter in good faith and, failing that, by binding arbitration in Maricopa County, AZ, by the American Arbitration Association under its Commercial Arbitration Rules. Judgment upon an arbitration award may be entered in any court having jurisdiction thereof. The party submitting a claim or dispute to arbitration shall advance the arbitration fees. The losing party shall pay the costs of arbitration, and shall reimburse the advancing party. Submissions to arbitration must occur within one year of the act or omission that gave rise to the claim or dispute, or the matter shall be barred.

IPVoice.com, Inc.                         Consultant
By:                                       By: /s/ Anthony Welch
   ---------------------------------         -------------------------------
Barbara S. Will, President and Chief      Anthony Welch, Consultant
Operating Officer